Exhibit 10.1
Christopher O’Donnell
FAMOUS DAVE’S OF AMERICA, INC.
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”), made effective as of September 11, 2008, is by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Christopher O’Donnell (“Employee”).
BACKGROUND
A. Employee has been hired to serve as an employee of the Company (which for purposes of this Agreement shall also include the Company’s direct and indirect wholly-owned subsidiaries) or the Company desires to induce Employee to continue to serve the Company as an employee.
B. The Company has adopted the 2005 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company (“Shares”) have been reserved for issuance under the Plan. Any capitalized terms used, but not defined, in this Agreement are defined in the Plan.
C. Pursuant to the Plan, as amended in 2008, the Company is willing to grant to Employee certain restricted stock units that may result in the issuance to Employee of a certain number of Shares, if his rights to those units and Shares become vested as provided below, at the applicable time specified in this Agreement.
D. The terms of this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”
AGREEMENT
Now, Therefore, the parties hereto agree as follows:
1. Grant of Units. Subject to Section 11 below, the Company hereby grants to Employee Fifty Thousand (50,000) restricted stock units (the “Award Units”), each of which represents the right to receive one Share from the Company, plus any Added Units credited to Employee pursuant to the last paragraph of this Section 1, subject to the terms and provisions of this Agreement and the Plan.
“Unit Account” means an account established and maintained by the Company, solely for accounting purposes, to record of the number of Award Units and any Added Units (collectively, “Units”) credited to Employee by the Company under this Agreement.
As long as any Units remain credited to the Unit Account, the Company shall credit to the Unit Account, on each date that the Company pays a cash dividend to holders of Shares generally, an additional number of Units (“Added Units”) equal to the total number of whole Units previously credited to the Unit Account under this Agreement, multiplied by the dollar amount of the cash dividend per Share paid by the Company on that date, and divided by the Fair Market Value (as defined in the Plan) of one Share on that date. Any fractional Added Unit resulting from such calculation shall be included in the Added Units.

2. Vesting and Forfeiture of Units. The total of all Units credited to the Unit Account from time to time shall become vested ratably over a period of three (3) years in equal annual installments, beginning on the third anniversary of the date of this Agreement and continuing on each subsequent anniversary of that date until all of the Units have become vested or forfeited, as set forth in the following schedule:

Anniversary	Vested Percentage	Forfeited Percentage

Before third anniversary	0%	100%

After third Anniversary, but before fourth anniversary	33 and 1/3%	66 and 2/3%

After fourth anniversary, but before fifth anniversary	66 and 2/3%	33 and 1/3%

After fifth anniversary	100%	None
Notwithstanding the foregoing vesting schedule, 100% of the then unvested Units credited to the Unit Account shall become vested upon a “Change of Control”, which for purposes of this Agreement shall mean the occurrence of any of the following events: (i) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or (iii) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger.
Upon Employee’s termination of employment with the Company (for any reason or no reason, and regardless of whether such termination is voluntary or involuntary on the part of Employee), Employee shall forfeit the percentage of all Units that have been credited to the Unit Account but are not then vested.
3. Form and Timing of Payment. Upon the date of Employee’s termination of employment with the Company (for any reason or no reason, and regardless of whether such termination is voluntary or involuntary on the part of Employee) (the “Distribution Event”), the Company shall register on the books of the Company and cause the transfer agent and registrar of its Shares to issue one or more certificates in Employee’s name evidencing a number of Shares equal to the number of vested Units then credited to the Unit Account, subject to any tax withholding required under Section 7 and rounded up to the nearest whole Share; and those Shares shall be delivered to Employee as soon as administratively practicable following the occurrence of the Distribution Event (but no later than the end of the year in which the Distribution Event occurs). Any Units that are not vested as of the date of the Distribution Event shall be automatically forfeited. If Employee dies before the delivery of any Shares to which Employee is entitled under this Agreement, the Shares shall be delivered to the Beneficiary or Beneficiaries designated under Section 9. Whenever the Company shall become obligated to issue Shares in respect of a Unit subject to this Agreement, all rights of Employee with respect to such Unit, other than the right to such issuance, shall terminate and be of no further force or effect and such Unit shall be cancelled.

Except as specifically permitted under Section 409A, neither the Company (or the Board of Directors) nor Employee (or any Beneficiary) shall have the right to have any of the Shares delivered before the time they are otherwise scheduled to be delivered under this Agreement.
4. Section 409A Compliance; Six Month Payment Delay if Employee is a Specified Employee. Notwithstanding anything to the contrary herein, a termination of employment must be a “separation from service” as defined in Section 409A to be deemed a Distribution Event under Section 3. In addition, if Employee is a “specified employee” (as determined under Section 409A), as of the date of Employee’s Separation from Service, no Shares may be delivered to Employee by the Company under Section 3 before a date that is at least six (6) months after the date of Employee’s Separation from Service (or, if earlier, the date of Employee’s death).
The Company shall apply the same “specified employee” definition for this Agreement and all other non-qualified deferred compensation arrangements (including without limitation employment agreements with separation pay or other deferred compensation provisions) of the Company (and all employers included with the Company as a single employer for this purpose pursuant to Section 409A) that are governed by Section 409A and in which Employee and any others who would become a “specified employee” due to such definition are participating.
5. Copy of the Plan. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.
6. Continuation of Employment. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.
7. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.
8. Designation of Beneficiary. Employee may designate one or more “Beneficiaries” to receive all or any portion of the Shares that Employee may become entitled to receive under Section 3, by giving the Company a signed written notice of such designation on a form the Company may provide. Employee may revoke or modify each such designation at any time by a further written designation. Any such Beneficiary designation made by Employee shall be automatically revoked if the Beneficiary dies before the death of Employee or, if the Beneficiary is Employee’s spouse, if Employee’s marriage to that spouse is dissolved while they are both alive. If no Beneficiary designation remains in effect when Employee dies, the Beneficiary shall be the spouse of Employee, or if no spouse of Employee is then living, the Beneficiary shall be Employee’s estate or other legal representative.
9. No Assignment of Units or Rights to Shares. Neither Employee nor any Beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive Shares under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee (or of any Beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive Shares under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

10. General.
(a) This Agreement may be amended only by a written agreement executed by the Company and Employee.
(b) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein; and this Agreement shall not be modified except by a writing signed by the parties, except as otherwise provided in the Plan.
(c) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.
(d) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.
(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
(f) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.
Signature page follows

In Witness Whereof, the parties have executed this Restricted Unit Agreement to be effective as of the date first set forth above.

EMPLOYEE:

/s/ Christopher O’Donnell

Christopher O’Donnell

FAMOUS DAVE’S OF AMERICA, INC:

By:	/s/ K. Jeffrey Dahlberg

K. Jeffrey Dahlberg, Chairman of the Board

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